Exhibit 99.1

Press Release
January 22, 2018
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter

and Annual 2017 Results

FORT WAYNE, INDIANA, January 22, 2018 / PRNewswire /

Annual 2017 Results:

•                  Record company-wide safety performance

•                  Record steel shipments of 9.7 million tons

•                  Record fabrication shipments of over 627,000 tons

•                  Record net sales of $9.5 billion

•                  Record operating income of $1.1 billion and pretax income of $935 million

•                  Record EBITDA of $1.4 billion

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2017 financial results.  The company reported fourth quarter 2017 net sales of $2.3 billion and net income of $305 million, or $1.28 per diluted share, which includes the following items:

•                  Lower pretax earnings of $7 million, or $0.02 per diluted share, related to debt refinancing and repayment charges,

•                  Lower pretax earnings of approximately $27 million, or $0.07 per diluted share, related to the company’s two flat roll division planned outages, which resulted in higher costs and lower value-add shipments, as indicated in the company’s December 15, 2017 guidance press release,

•                  A tax benefit of approximately $16 million, or $0.07 per diluted share, related to certain discrete valuation allowance reductions, state tax refunds and equity-based compensation, and

•                  An additional one-time tax benefit of $181 million, or $0.76 per diluted share, resulting from the company’s revaluation of its deferred tax assets and liabilities in connection with the recently enacted U.S. Federal “Tax Cuts and Jobs Act of 2017” (TCJA).  The company currently estimates the related reduction in its corporate tax rate will result in an effective tax rate of between 24 percent and 25 percent for 2018.

Comparatively, prior year fourth quarter net sales were $1.9 billion, with net income of $20 million, or $0.08 per diluted share, which included non-cash goodwill and asset impairment charges of $0.31 per diluted share and debt refinancing and repayment charges of $0.04 per diluted share.  Sequential third quarter 2017 net sales were $2.4 billion, with net income of $153 million, or $0.64 per diluted share, which includes debt refinancing and repayment charges of $0.02 per diluted share.

Annual 2017 net income was $813 million, or $3.36 per diluted share.  Excluding the one-time TCJA tax benefit and debt refinancing costs, the company still achieved record annual net income of $641 million, or $2.65 per diluted share.  Comparatively, annual 2016 net income was $382 million, or $1.56 per diluted share.  Excluding charges related to litigation settlements, non-cash goodwill and asset impairment, and debt refinancing, annual 2016 adjusted net income was $472 million, or $1.92 per diluted share.

“The performance of the entire Steel Dynamics team was exceptional this year,” said Mark D. Millett, President and Chief Executive Officer.  “We performed at the top of our industry, both operationally and financially, and most importantly, we did it safely.  We achieved numerous annual records, including steel and fabrication shipments, operating income of $1.1 billion, and EBITDA of $1.4 billion.  Based on our strong cash flow generation from operations of $740 million in 2017, we maintained near-record liquidity of over $2.2 billion, while simultaneously investing in our company through organic growth, a sustained positive dividend profile and the continuation of our share repurchase program.  We have a firm foundation for our continued growth. In recognition of the team’s tremendous achievements during the year, we were pleased to award each non-executive employee a special cash performance bonus in December which totaled $7 million.

“In spite of the continuation of elevated levels of steel imports, which were over 15 percent higher than in 2016,” continued Millett, “the domestic steel industry benefited in 2017 from an improvement in underlying demand, as the automotive sector remained strong, and the construction and energy sectors continued to improve.  Our steel operations achieved record annual operating income of $1.1 billion.  Supported by improved domestic steel utilization, the metals recycling team maintained volume, increased metal spread and reduced costs throughout the year, resulting in annual 2017 operating income of $85 million, more than double last year’s performance.

“Our fabrication platform also had a solid year with annual 2017 operating income of $87 million, achieving record shipments which substantially offset margin compression caused by higher average raw material steel costs,” said Millett. “Our fabrication order backlog and customer sentiment remains strong.  We believe this is a positive indication that the non-residential construction market is continuing to strengthen.”

Fourth Quarter 2017 Comments

Fourth quarter 2017 operating income for the company’s steel operations decreased 26 percent to $207 million sequentially, based on a four percent decline in shipments, product mix shift, and metal spread compression.  During October, the company successfully completed an equipment upgrade and facility expansion at the Butler Flat Roll Division and an equipment upgrade with additional value-add product opportunities at the Columbus Flat Roll Division.  However, the longer than typical planned outages resulted in higher costs and lower value-add shipments, reducing fourth quarter 2017 pretax earnings by approximately $27 million.  The company’s average overall steel product price decreased more than consumed raw material scrap costs, resulting in steel metal spread compression.  The fourth quarter 2017 average product selling price for the company’s steel operations decreased $17 to $761 per ton.  The average ferrous scrap cost per ton melted decreased $5 to $300 per ton.

Fourth quarter 2017 operating income attributable to the company’s flat roll products decreased 30 percent when compared to the sequential third quarter, based on lower shipments, the prolonged outages, and metal spread compression.  Operating income from long products decreased eight percent as a result of lower shipments, as merchant steel volumes remained under pressure from prefabricated steel imports and excess domestic production capability.  Prefabricated steel imports increased more than 80 percent in a five year timeframe.  The company’s steel production utilization rate was 89 percent in the fourth quarter 2017, compared to 92 percent in the sequential third quarter and compared to the domestic industry utilization rate of approximately 73 percent.

Fourth quarter 2017 operating income from the company’s metals recycling operations was $22 million, compared to $21 million in the sequential third quarter.  Despite decreased shipments and lower average quarterly ferrous pricing, ferrous metal spread remained steady and non-ferrous metal spread improved.

The company’s fabrication operations fourth quarter 2017 operating income was $22 million, consistent with sequential third quarter results.  The fabrication group achieved another quarter of record shipments and maintains a strong order backlog.

During the second half of 2017, the company successfully refinanced $350 million of senior notes, reducing its ongoing interest burden, extending its debt maturity profile, and further supporting continued growth.  These actions reduced third and fourth quarter 2017 pretax income by $8 million and $7 million, respectively, due to the required call premium and other associated finance expenses, and are expected to provide an estimated annual interest savings of approximately $8 million.

Annual 2017 Comparison

Annual 2017 net sales were a record $9.5 billion compared to $7.8 billion in 2016.  Each of the company’s three operating platforms achieved higher average annual selling values and the steel and fabrication operating platforms also each achieved record shipments.  Annual 2017 operating income was a record $1.1 billion compared to adjusted 2016 operating income of $861 (which excludes non-cash goodwill and asset impairment charges of $133 million).  The improvement in annual earnings resulted from record results for the company’s steel operations and significant increase in the metals recycling financial performance.  The average 2017 selling price for the company’s steel operations increased $107 to $765 per ton.  The average 2017 ferrous scrap cost per ton melted increased $73 to $293 per ton.

Outlook

“We remain confident that current and anticipated macroeconomic and market conditions are in place to benefit domestic steel consumption in 2018,” said Millett.  “Domestic steel inventory levels have moderated.  World steel demand and pricing have structurally improved and domestic steel demand remains healthy.  We believe North American automotive steel consumption will be steady, and we continue to gain momentum in that sector.  We also believe that there will be continued additional growth in the construction and energy sectors.  We believe the recent tax reform will also provide a stimulus for additional domestic fixed asset investment and growth.  In combination with our own SDI expansion initiatives, we believe there are firm drivers for growth in 2018.”

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth, and remain focused on delivering shareholder value through organic and strategic growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2017 operating and financial results on Tuesday, January 23, 2018, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 28, 2018.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

					Three Months
	Three Months Ended		Year Ended		Ended
	December 31,		December 31,		September 30,
	2017	2016	2017	2016	2017

Net sales	$2,336,479	$1,910,596	$9,538,797	$7,777,109	$2,443,382
Costs of goods sold	2,015,655	1,600,654	7,956,783	6,442,245	2,046,864
Gross profit	320,824	309,942	1,582,014	1,334,864	396,518

Selling, general and administrative expenses	96,209	94,110	394,631	374,009	97,056
Profit sharing	21,595	19,563	91,309	71,285	21,175
Amortization of intangible assets	7,073	7,406	29,193	28,765	7,272
Asset impairment charge	—	132,839	—	132,839	—
Operating income	195,947	56,024	1,066,881	727,966	271,015

Interest expense, net of capitalized interest	32,380	36,149	134,399	146,037	34,177
Other expense (income), net	2,215	17,055	(2,753)	17,796	2,526
Income before income taxes	161,352	2,820	935,235	564,133	234,312

Income tax expense (benefit)	(141,819)	(1,012)	129,439	204,127	83,300
Net income	303,171	3,832	805,796	360,006	151,012
Net loss attributable to noncontrolling interests	1,562	16,180	6,945	22,109	2,246
Net income attributable to Steel Dynamics, Inc.	$304,733	$20,012	$812,741	$382,115	$153,258

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$1.28	$0.08	$3.38	$1.57	$0.64

Weighted average common shares outstanding	237,177	243,687	240,132	243,576	239,066

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$1.28	$0.08	$3.36	$1.56	$0.64

Weighted average common shares and share equivalents outstanding	238,677	245,511	241,781	245,298	240,880

Dividends declared per share	$0.155	$0.1400	$0.620	$0.5600	$0.155

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,028,649	$841,483
Accounts receivable, net	868,837	729,784
Inventories	1,519,347	1,275,211
Other current assets	91,509	83,197
Total current assets	3,508,342	2,929,675

Property, plant and equipment, net	2,675,904	2,787,215

Restricted cash	16,939	18,060

Intangible assets, net	256,909	283,977

Goodwill	386,893	393,351

Other assets	10,745	11,454
Total assets	$6,855,732	$6,423,732
Liabilities and Equity
Current liabilities
Accounts payable	$489,448	$395,196
Income taxes payable	3,696	5,593
Accrued expenses	346,580	308,394
Current maturities of long-term debt	28,795	3,632
Total current liabilities	868,519	712,815

Long-term debt	2,353,145	2,353,194

Deferred income taxes	305,949	448,375

Other liabilities	21,811	20,649
Total liabilities	3,549,424	3,535,033

Commitments and contingencies

Redeemable noncontrolling interests	111,240	111,240

Equity
Common stock	644	641
Treasury stock, at cost	(665,297)	(416,829)
Additional paid-in capital	1,141,534	1,132,749
Retained earnings	2,874,693	2,210,459
Total Steel Dynamics, Inc. equity	3,351,574	2,927,020
Noncontrolling interests	(156,506)	(149,561)
Total equity	3,195,068	2,777,459
Total liabilities and equity	$6,855,732	$6,423,732

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Operating activities:
Net income	$303,171	$3,832	$805,796	$360,006

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,931	73,139	298,999	296,109
Asset impairment charge	—	132,839	—	132,839
Equity-based compensation	11,639	10,069	36,197	31,656
Deferred income taxes	(153,748)	(33)	(135,899)	53,846
Other adjustments	6,013	17,450	14,068	20,676
Changes in certain assets and liabilities:
Accounts receivable	54,179	43,193	(139,054)	(106,617)
Inventories	(31,157)	(13,236)	(242,883)	(115,575)
Other assets	5,891	198	4,188	12,053
Accounts payable	(37,189)	(10,699)	96,062	106,521
Income taxes receivable/payable	(39,692)	(54,881)	(33,889)	(13,921)
Accrued expenses	(2,037)	5,536	36,021	75,176
Net cash provided by operating activities	192,001	207,407	739,606	852,769

Investing activities:
Purchases of property, plant and equipment	(37,189)	(74,992)	(164,935)	(198,160)
Acquisition of businesses, net of cash acquired	(674)	(14,286)	(6,192)	(123,351)
Other investing activities	1,636	2,851	32,022	8,618
Net cash used in investing activities	(36,227)	(86,427)	(139,105)	(312,893)

Financing activities:
Issuance of current and long-term debt	118,593	400,000	620,041	473,903
Repayment of current and long-term debt	(278,575)	(656,855)	(609,914)	(728,993)
Dividends paid	(36,728)	(34,128)	(145,565)	(135,767)
Purchase of treasury stock	(15,088)	(25,034)	(252,242)	(25,034)
Other financing activities	(17,291)	(14,969)	(25,655)	(9,534)
Net cash used in financing activities	(229,089)	(330,986)	(413,335)	(425,425)

Increase (decrease) in cash and equivalents	(73,315)	(210,006)	187,166	114,451
Cash and equivalents at beginning of period	1,101,964	1,051,489	841,483	727,032
Cash and equivalents at end of period	$1,028,649	$841,483	$1,028,649	$841,483

Supplemental disclosure information:
Cash paid for interest	$55,226	$53,074	$135,381	$150,679
Cash paid for income taxes, net	$49,701	$55,826	$296,493	$159,950

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year to Date
	2017	2016	2017	2016	1Q 2017	2Q 2017	3Q 2017
External Net Sales
Steel	$1,669,384	$1,393,329	$6,931,764	$5,634,711	$1,721,333	$1,758,242	$1,782,805
Fabrication	220,515	173,015	823,782	701,041	194,096	197,866	211,305
Metals Recycling	354,460	282,783	1,410,040	1,169,342	363,836	343,529	348,215
Other	92,120	61,469	373,211	272,015	88,951	91,083	101,057
Consolidated	$2,336,479	$1,910,596	$9,538,797	$7,777,109	$2,368,216	$2,390,720	$2,443,382

Operating Income
Steel	$207,358	$217,778	$1,113,884	$941,126	$352,423	$273,818	$280,285
Fabrication	21,601	17,766	87,459	91,167	23,767	20,188	21,903
Metals Recycling	22,379	9,511	84,826	40,304	21,341	19,988	21,118
Metals Recycling Impairment Charge	—	(5,500)	—	(5,500)	—	—	—
Operations	251,338	239,555	1,286,169	1,067,097	397,531	313,994	323,306

Non-cash Amortization of Intangible Assets	(7,073)	(7,406)	(29,193)	(28,765)	(7,424)	(7,424)	(7,272)
Profit Sharing Expense	(21,595)	(19,563)	(91,309)	(71,285)	(27,231)	(21,308)	(21,175)
Non-segment Operations	(26,723)	(29,223)	(98,786)	(111,742)	(28,310)	(19,909)	(23,844)
Minnesota Impairment Charge	—	(127,339)	—	(127,339)	—	—	—
Consolidated Operating Income	195,947	56,024	1,066,881	727,966	334,566	265,353	271,015

Non-cash Impairment Charge	—	132,839	—	132,839	—	—	—
Adjusted Operating Income	$195,947	$188,863	$1,066,881	$860,805	$334,566	$265,353	$271,015

Adjusted EBITDA
Earnings Before Taxes	$161,352	$2,820	$935,235	$564,133	$304,252	$235,319	$234,312
Net Interest Expense	28,990	34,752	124,250	141,148	32,333	31,629	31,298
Depreciation	66,460	64,199	264,317	261,281	66,269	65,014	66,574
Amortization of Intangible Assets	7,073	7,406	29,193	28,765	7,424	7,424	7,272
Non-controlling Interest	1,562	16,180	6,945	22,109	2,152	985	2,246
EBITDA	265,437	125,357	1,359,940	1,017,436	412,430	340,371	341,702
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	7,325	(143)	4,688	484	(637)	724	(2,724)
Inventory Valuation	198	154	2,955	986	162	2,359	236
Asset Impairment Charge	—	119,764	—	119,764	—	—	—
Equity-based Compensation	11,636	10,069	34,560	30,230	9,074	6,975	6,875
Financing Expenses	1,242	3,104	2,635	3,104	—	—	1,393
Adjusted EBITDA	$285,838	$258,305	$1,404,778	$1,172,004	$421,029	$350,429	$347,482

Other Operating Information
Steel
Average External Sales Price (Per ton)	$761	$680	$765	$658	$743	$779	$778
Average Ferrous Cost (Per ton melted)	$300	$220	$293	$220	$264	$303	$305

Flat Roll Shipments	1,659,049	1,565,157	6,865,413	6,631,089	1,735,954	1,737,404	1,733,006
Long Product Shipments
Structural and Rail Division	339,597	319,265	1,339,558	1,299,551	350,555	311,421	337,985
Engineered Bar Products Division	191,652	134,262	757,027	507,163	192,140	180,787	192,448
Roanoke Bar Division	107,319	112,007	470,071	496,808	125,869	116,231	120,652
Steel of West Virginia	66,724	75,453	294,908	311,335	77,229	76,054	74,901
Shipments (Tons)	2,364,341	2,206,144	9,726,977	9,245,946	2,481,747	2,421,897	2,458,992

External Shipments (Tons)	2,184,135	2,041,078	9,015,013	8,558,331	2,305,080	2,246,569	2,279,229

Steel Production (Tons)	2,437,851	2,237,200	9,995,082	9,503,465	2,544,082	2,476,159	2,536,990

Metals Recycling
Nonferrous Shipments (000’s of pounds)	271,036	274,790	1,086,799	1,103,505	283,603	270,444	261,716
Ferrous Shipments (Gross tons)	1,172,015	1,175,625	4,952,973	5,070,380	1,338,599	1,222,777	1,219,582
External Ferrous Shipments (Gross tons)	429,512	446,232	1,844,115	1,957,764	485,414	466,506	462,683

Fabrication
Average External Sales Price (Per ton)	$1,335	$1,310	$1,314	$1,249	$1,291	$1,311	$1,317
Shipments (Tons)	165,338	132,186	627,274	562,725	150,402	151,052	160,482